Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-82211) pertaining to the 1998 Key Employees Stock Option Plan of Sequa Corporation and in the Registration Statement (Form S-8 No. 333-118684) pertaining to the 2003 Directors Stock Award Plan of Sequa Corporation of our report dated March 2, 2006, with respect to the consolidated financial statements as of December 31, 2005 and for the two years in the period ended December 31, 2005 and financial statement schedule for the years ended December 31, 2005 and 2004 of Sequa Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2006.

Ernst & Young LLP

New York, New York

March 16, 2007